EXHIBIT 11
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                                ALEXANDER & BALDWIN, INC.
                           COMPUTATION OF EARNINGS PER SHARE
                 FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                       (In thousands, except per share amounts)
------------------------------------------------------------------------------------
                                                  1994       1993       1992
                                                --------   --------   --------
      Primary Earnings Per Share (a)
      -----------------------------------------
         Net income                              $74,608    $66,989    $18,954
         Average number of shares outstanding     46,059     46,338     46,294
         Primary earnings per share                $1.62      $1.45      $0.41

      Fully Diluted Earnings Per Share
      -----------------------------------------
         Net income                              $74,608    $66,989    $18,954
         Average number of shares outstanding 46,059 46,338 46,294 Effect of assumed exercise of
            outstanding stock options                 51         31         39
                                                 -------    -------    -------
        Average number of shares outstanding
            after assumed exercise of
            outstanding stock options             46,110     46,369     46,333
                                                 =======    =======    =======
        Fully diluted earnings per share           $1.62      $1.44      $0.41
                                                 =======    =======    =======

 (a) The computations of primary earnings per share do not include the effects of assumed exercises of employee stock options because such effects were immaterial for all years.


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